Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements No. 033-50286 on Form S-3 and Nos. 333-219683, 333-228515, and 333-255617 on Form S-8 of Myers Industries, Inc. of our report dated April 5, 2024, relating to the consolidated financial statements of Signature CR Intermediate Holdco, Inc., appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Dallas, Texas

April 19, 2024